Exhibit 21

Lime Energy Co.

Subsidiary Companies

ADVB Acquisition Corp.

Applied Energy Management, Inc.

Applied Energy Management Lighting, LLC

GES-Port Charlotte, LLC

Kapadia Energy Services, Inc.

Landmark Electrical and Mechanical Services, LLC

Landmark Services Company of California, LLC

Landmark Services Company of Florida, LLC

Landmark Services Company of Georgia, LLC

Landmark Services Company of North Carolina, LLC

Landmark Services Company, LLC

LEAD I Waikoloa Village, LLC

Lime Energy Asset Development, LLC

Lime Energy Co. New York, Inc.

Lime Energy Consulting and Technical Services, LLC

Lime Finance Inc.

Lime Midwest Inc.

Maximum Performance Group, Inc.

Parke Industries Incorporated

PLI Acquisition Corp.

Texas Energy Products, Inc.